Exhibit 99.8

JOINT FILING AGREEMENT

AGREEMENT dated as of February 14, 2022 by and among Double Ventures Holdings Limited, a British Virgin Islands company, Chunyi Hao and Fan Yu (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its/his/her beneficial ownership of ordinary shares, no par value, of East Stone Acquisition Corporation. Each Party hereto agrees that the Amendment No. 1 to the Schedule 13D, dated February 14, 2022, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: February 14, 2022	Double Ventures Holdings Limited

	By:	/s/ Chunyi Hao
Name: Chunyi Hao
Title: Director

Date: February 14, 2022	/s/ Chunyi Hao
Chunyi Hao

Date: February 14, 2022	/s/ Fan Yu
Fan Yu